Exhibit 10.17

CREDIT AGREEMENT

Dated as of August 6, 2004

Between

BANK OF AMERICA, N.A.

as the Lender

and

AVIZA TECHNOLOGY, INC.

as the Borrower

TABLE OF CONTENTS

Section

ARTICLE 1 LOANS AND LETTERS OF CREDIT
		1
1.1	Total Facility	1
1.2	Revolving Loans	3
1.3	Intentionally Deleted	3
1.4	Letters of Credit	6
1.5	Bank Products

ARTICLE 2 INTEREST AND FEES

2.1	Interest	6
2.2	Intentionally Deleted	7
2.3	Maximum Interest Rate	7
2.4	Closing Fee	7
2.5	Unused Line Fee	7
2.6	Letter of Credit Fee	7
2.7	Administrative Fee	8

ARTICLE 3 PAYMENTS AND PREPAYMENTS

3.1	Revolving Loans	8
3.2	Termination of Facility	8
3.3	Intentionally Deleted	8
3.4	Intentionally Deleted	8
3.5	Intentionally Deleted	8
3.6	Payments by the Borrower	9
3.7	Payments as Revolving Loans	9
3.8	Apportionment, Application and Reversal of Payments	9
3.9	Indemnity for Returned Payments	10
3.10	Lender’s Books and Records; Monthly Statements	10

ARTICLE 4 TAXES and YIELD PROTECTION

4.1	Taxes.	11
4.2	Intentionally Deleted	12
4.3	Reduction of Return	12
4.4	Intentionally Deleted	12
4.5	Intentionally Deleted	12
4.6	Certificates of Lender	12
4.7	Survival	12

ARTICLE 5 BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

5.1	Books and Records	12
5.2	Financial Information	12
5.3	Notices to the Lender	15

i

ARTICLE 6 GENERAL WARRANTIES AND REPRESENTATIONS

6.1	Authorization, Validity, and Enforceability of this Agreement and the Loan Documents	17
6.2	Validity and Priority of Security Interest	18
6.3	Organization and Qualification	18
6.4	Corporate Name; Prior Transactions	18
6.5	Subsidiaries and Affiliates	18
6.6	Financial Statements and Projections	18
6.7	Capitalization	19
6.8	Solvency	19
6.9	Debt	19
6.10	Distributions	19
6.11	Real Estate; Leases	19
6.12	Proprietary Rights	19
6.13	Trade Names	20
6.14	Litigation	20
6.15	Labor Disputes	20
6.16	Environmental Laws	20
6.17	No Violation of Law	21
6.18	No Default	21
6.19	ERISA Compliance	21
6.20	Taxes	22
6.21	Regulated Entities	22
6.22	Use of Proceeds; Margin Regulations	22
6.23	Copyrights, Patents, Trademarks and Licenses, etc.	22
6.24	No Material Adverse Change	23
6.25	Full Disclosure	23
6.26	Material Agreements	23
6.27	Bank Accounts	23
6.28	Governmental Authorization	23

ARTICLE 7 AFFIRMATIVE AND NEGATIVE COVENANTS

7.1	Taxes and Other Obligations	23
7.2	Legal Existence and Good Standing	24
7.3	Compliance with Law and Agreements; Maintenance of Licenses	24
7.4	Maintenance of Property; Inspection of Property	24
7.5	Insurance	24
7.6	Insurance and Condemnation Proceeds	25
7.7	Environmental Laws	26
7.8	Compliance with ERISA	27
7.9	Mergers, Consolidations or Sales	27
7.10	Distributions; Capital Change; Restricted Investments	27
7.11	Transactions Affecting Collateral or Obligations	27
7.12	Guaranties	27
7.13	Debt	28

7.14	Prepayment	28
7.15	Transactions with Affiliates	28
7.16	Investment Banking and Finder’s Fees	28
7.17	Business Conducted	29
7.18	Liens	29
7.19	Sale and Leaseback Transactions	29
7.20	New Subsidiaries	29
7.21	Fiscal Year	30
7.22	Intentionally Omitted.	30
7.23	Fixed Charge Coverage Ratio	30
7.24	Adjusted Tangible Net Worth	31
7.25	Intentionally Deleted	31
7.26	Hedge Agreement	31
7.27	Use of Proceeds	31
7.28	Further Assurances	31
7.29	Registered Copyrights	32

ARTICLE 8 CONDITIONS OF LENDING

8.1	Conditions Precedent to Making of Loans on the Closing Date	32
8.2	Conditions Precedent to Each Loan	33
8.3	Conditions Subsequent to Making of Loans on the Closing Date	34

ARTICLE 9 DEFAULT; REMEDIES

9.1	Events of Default	34
9.2	Remedies	37

ARTICLE 10 TERM AND TERMINATION

10.1	Term and Termination	38

ARTICLE 11 AMENDMENTS; WAIVERS; PARTICIPATIONS

11.1	Amendments and Waivers	39
11.2	Participations	39

ARTICLE 12 MISCELLANEOUS

12.1	No Waivers; Cumulative Remedies	40
12.2	Severability	40
12.3	Governing Law; Choice of Forum; Service of Process	40
12.4	WAIVER OF JURY TRIAL	42
12.5	Survival of Representations and Warranties	42
12.6	Other Security and Guaranties	42
12.7	Fees and Expenses	42
12.8	Notices	43
12.9	Waiver of Notices	44
12.10	Binding Effect	44
12.11	Indemnity of the Lender by the Borrower	45
12.12	Limitation of Liability	45

12.13	Final Agreement	46
12.14	Counterparts	46
12.15	Captions	46
12.16	Right of Setoff	46
12.17	Confidentiality	46
12.18	Conflicts with Other Loan Documents	47
12.19	Release of Real Estate Collateral	47

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	-	DEFINED TERMS

EXHIBIT B	-	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT C	-	FINANCIAL STATEMENTS
EXHIBIT D	-	FORM OF NOTICE OF BORROWING

SCHEDULE 1.2	–	LENDER’S COMMITMENTS
SCHEDULE 6.3	–	ORGANIZATION AND QUALIFICATIONS
SCHEDULE 6.4	–	CORPORATE NAME; PRIOR TRANSACTIONS
SCHEDULE 6.5	–	SUBSIDIARIES AND AFFILIATES
SCHEDULE 6.7	–	CAPITALIZATION
SCHEDULE 6.9	–	DEBT
SCHEDULE 6.11	–	REAL ESTATE; LEASES
SCHEDULE 6.12	–	PROPRIETARY RIGHTS
SCHEDULE 6.13	–	TRADE NAMES
SCHEDULE 6.14	–	LITIGATION
SCHEDULE 6.15	–	LABOR DISPUTES
SCHEDULE 6.16	–	ENVIRONMENTAL LAW
SCHEDULE 6.26	–	MATERIAL AGREEMENTS
SCHEDULE 6.27	–	BANK ACCOUNTS

v

CREDIT AGREEMENT

This Credit Agreement, dated as of August 6, 2004, (this “Agreement”) between BANK OF AMERICA, N.A. with an office at 55 South Lake Avenue, Pasadena, California 91101 (the “Lender”), and, AVIZA TECHNOLOGY, INC., a Delaware corporation, with offices at 440 Kings Village Road, Scotts Valley, California 95066 (the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender make available to the Borrower revolving lines of credit for loans and letters of credit in an aggregate amount not to exceed $40,000,000, and which extensions of credit the Borrower will use for the purposes permitted hereunder;

WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference;

WHEREAS, the Lender has agreed to make available to the Borrower revolving credit facilities upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lender and the Borrower hereby agree as follows.

ARTICLE 1

LOANS AND LETTERS OF CREDIT

1.1                                 Total Facility.   Subject to all of the terms and conditions of this Agreement, the Lender agrees to make available a total credit facility of up to $40,000,000 (the “Total Facility”) to the Borrower from time to time during the term of this Agreement.  The Total Facility shall be composed of (i) a revolving line of credit of up to $20,000,000 for revolving loans (the “Revolver A”), (ii) a revolving line of credit of up to $20,000,000 for revolving loans (the “Revolver B”), and (iii) the Letters of Credit described herein.  Collectively, the revolving loans made under Revolver A and the revolving loans made under Revolver B shall be referred to herein as the “Revolving Loans”.

1.2                                 Revolving Loans.

(a)                                  Amounts.  Subject to the satisfaction of the conditions precedent set forth in Article 8, the Lender agrees, upon the Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make Revolving Loans to the Borrower in amounts not to exceed Availability.  The Lender, however, in its discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of

Credit in excess of Availability on one or more occasions, but if it does so, the Lender shall not be deemed thereby to have changed the limits of the Availability or to be obligated to exceed such limits on any other occasion.  If any Borrowing would exceed Availability, the Lender may refuse to make or may otherwise restrict the making of Revolving Loans as the Lender determines until such excess has been eliminated.

(b)                                 Procedure for Borrowing.

(1)                                  Each Borrowing shall be made upon the Borrower’s irrevocable written notice delivered to the Lender in the form of a notice of borrowing (“Notice of Borrowing”), which must be received by the Lender prior to 11:00 a.m. (Los Angeles time) on the requested Funding Date, specifying:

(A) the amount of the Borrowing; and

(B) the requested Funding Date, which must be a Business Day.

(2)                                  In lieu of delivering a Notice of Borrowing, the Borrower may give the Lender telephonic notice of such request for advances to the Designated Account on or before the deadline set forth above.  The Lender at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans, regardless of whether any written confirmation is received.

(c)                                  Reliance upon Authority.  Prior to the Closing Date, the Borrower shall deliver to the Lender, a notice setting forth the account of the Borrower (“Designated Account”) to which the Lender is authorized to transfer the proceeds of the Revolving Loans requested hereunder.  The Borrower may designate a replacement account from time to time by written notice.  All such Designated Accounts must be reasonably satisfactory to the Lender.  The Lender is entitled to rely conclusively on any person’s request for Revolving Loans on behalf of the Borrower, so long as the proceeds thereof are to be transferred to the Designated Account.  The Lender has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrower to make such requests on its behalf.

(d)                                 No Liability.  The Lender shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Sections 1.2(b) and (c), which the Lender believes in good faith to have been given by an officer or other person duly authorized by the Borrower to request Revolving Loans on its behalf.  The crediting of Revolving Loans to the Designated Account conclusively establishes the obligation of the Borrower to repay such Revolving Loans as provided herein.

(e)                                  Notice Irrevocable.  Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(b) shall be irrevocable.  The Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)                                    Making of Revolving Loans.  Promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Lender shall make the proceeds of such

Revolving Loans available to the Borrower on the applicable Funding Date by transferring same day funds to the account designated by the Borrower; provided, however, that the amount of Revolving Loans so made on any date shall not exceed the Availability on such date.

1.3                                 Intentionally Deleted.

1.4                                 Letters of Credit.

(a)                                  Agreement to Issue or Cause To Issue.  Subject to the terms and conditions of this Agreement, the Lender agrees (i) to cause the Letter of Credit Issuer to issue for the account of the Borrower one or more commercial/documentary and standby letters of credit (“Letter of Credit”) and/or (ii) to provide credit support or other enhancement to a Letter of Credit Issuer acceptable to Lender, which issues a Letter of Credit for the account of the Borrower (any such credit support or enhancement being herein referred to as a “Credit Support”) from time to time during the term of this Agreement.

(b)                                 Amounts; Outside Expiration Date.  The Lender shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof would exceed Availability at such time; or (iii) such Letter of Credit has an expiration date less than 30 days prior to the Stated Termination Date or more than 12 months from the date of issuance for standby letters of credit and 180 days for documentary letters of credit.

(c)                                  Other Conditions.  In addition to conditions precedent contained in Article 8, the obligation of the Lender to issue or to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Lender:

(1)                                  The Borrower shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Lender for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Lender and the Letter of Credit Issuer; and

(2)                                  As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)                                 Issuance of Letters of Credit.

(1)                                  Request for Issuance.  Borrower must notify the Lender of a requested Letter of Credit at least three (3) Business Days prior to the proposed issuance date.  Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit.  The Borrower shall attach to such notice the proposed form of the Letter of Credit.

(2)                                  Responsibilities of the Lender; Issuance.  As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Lender shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability.  If (i) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (ii) the amount of such requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof would not exceed Availability, the Lender shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(3)                                  No Extensions or Amendment.  The Lender shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued.

(e)                                  Payments Pursuant to Letters of Credit.  The Borrower agrees to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit and the Lender upon any payment pursuant to any Credit Support, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Letter of Credit Issuer or any other Person.  Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Lender for a Borrowing of a Revolving Loan in the amount of such drawing.  The Funding Date with respect to such borrowing shall be the date of such drawing.

(f)                                    Indemnification; Exoneration; Power of Attorney.

(1)                                  Indemnification.  In addition to amounts payable as elsewhere provided in this Section 1.4, the Borrower agrees to protect, indemnify, pay and save the Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Lender (other than in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any Credit Support or enhancement in connection therewith.  The Borrower’s obligations under this Section shall survive payment of all other Obligations.

(2)                                  Assumption of Risk by the Borrower.  As between the Borrower and the Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lender, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit.  None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Lender under this Section 1.4(f).

(3)                                  Exoneration.  Without limiting the foregoing, no action or omission whatsoever by the Lender (excluding the Lender in its capacity as a Letter of Credit Issuer) shall result in any liability of the Lender to the Borrower, or relieve the Borrower of any of its obligations hereunder to any such Person.

(4)                                  Rights Against Letter of Credit Issuer.  Nothing contained in this Agreement is intended to limit the Borrower’s rights, if any, with respect to the Letter of Credit Issuer which shall be governed by the letter of credit application and related documents executed by and between the Borrower and the Letter of Credit Issuer.

(5)                                  Account Party.  The Borrower hereby authorizes and directs any Letter of Credit Issuer to name the Borrower as the “Account Party” therein and to deliver to the Lender all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(g)                                 Supporting Letter of Credit; Cash Collateral.  If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination the Borrower shall deposit with the Lender, with respect to each Letter of Credit or Credit Support then outstanding, a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Lender, issued by an issuer satisfactory to the Lender in an amount equal to the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, under which Supporting Letter of Credit the Lender is entitled to draw amounts necessary to reimburse the Lender for payments to be made by the Lender under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support.  Such Supporting Letter of Credit shall be held by the Lender as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding.

1.5                                 Bank Products.   The Borrower may request and the Lender may, in its sole and absolute discretion, arrange for the Borrower to obtain from the Bank or the Bank’s Affiliates Bank Products although the Borrower is not required to do so.  If Bank Products are provided by an Affiliate of the Bank, the Borrower agrees to indemnify and hold the Lender and the Bank harmless from any and all costs and obligations now or hereafter incurred by the Bank or the Lender which arise from any indemnity given by the Lender to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrower’s rights, with respect to the Bank or its Affiliates, if any, which arise as a result of the execution of documents by and between the Borrower and the Bank which relate to Bank Products.  The agreement contained in this Section shall survive termination of this Agreement.  The Borrower acknowledges and agrees that the obtaining of Bank Products from the Bank or the Bank’s Affiliates (a) is in the sole and absolute discretion of the Bank or the Bank’s Affiliates, and (b) is subject to all rules and regulations of the Bank or the Bank’s Affiliates.

ARTICLE 2

INTEREST AND FEES

2.1                                 Interest.

(a)                                  Interest Rates.  All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate equal to the Base Rate minus one-quarter of one percent (0.25%), but not to exceed the Maximum Rate.  Each change in the Base Rate shall be reflected in the interest rate applicable to Revolving Loans as of the effective date of such change.  All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  The Borrower shall pay to the Lender interest accrued on all Revolving Loans in arrears on the first day of each month hereafter and on the Termination Date.

(b)                                 Default Rate.  If any Default or Event of Default occurs and is continuing and the Lender in its discretion so elects, then, while any such Default or Event of Default is continuing, all of the Obligations shall bear interest at the Default Rate applicable thereto.

2.2                                 Intentionally Deleted.

2.3                                 Maximum Interest Rate.   In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by the Lender under applicable law with respect to loans of the type provided for hereunder (the “Maximum Rate”).  If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.  In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Lender an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement.  If a court of competent jurisdiction determines that the Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Lender shall refund to the Borrower such excess.

2.4                                 Closing Fee.   The Borrower agrees to pay the Lender on the Closing Date a closing fee (the “Closing Fee”) in the amount of $650,000.

2.5                                 Unused Line Fee.   On the first day of each month and on the Termination Date the Borrower agrees to pay to the Lender an unused line fee (the “Unused Line Fee”) equal to 0.375% per annum times the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date.  The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.  All principal payments received by the Lender shall be deemed to be credited to the Borrower’s Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.

2.6                                 Letter of Credit Fee.   The Borrower agrees to pay to the Lender for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to 2.50% per annum and to the Lender for the benefit of the Letter of Credit Issuer a fronting fee of 0.125% of the undrawn face amount of each Letter of Credit, and to the Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit.  The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date.  The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.7                                 Administrative Fee.   On the Closing Date and on each anniversary of the Closing Date up to but not including the Termination Date, an administrative fee (the “Administrative Fee”) of $25,000.

ARTICLE 3

PAYMENTS AND PREPAYMENTS

3.1                                 Revolving Loans.   The Borrower shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date.  The Borrower may prepay Revolving Loans at any time, and reborrow subject to the terms of this Agreement; provided, however, that all such prepayments shall be applied in accordance with Section 3.8.  In addition, and without limiting the generality of the foregoing, upon demand the Borrower shall pay to the Lender the amount, without duplication, by which the Aggregate Revolver Outstandings exceeds the lesser of the Borrowing Base or the Maximum Revolver Amount.

3.2                                 Termination of Facility.   The Borrower may terminate this Agreement upon at least ten (10) Business Days’ notice to the Lender, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit, (b) the payment of the early termination fee set forth below, and (c) the payment in full in cash of all reimbursable expenses and other Obligations.  If this Agreement is terminated at any time prior to the Stated Termination Date, whether pursuant to this Section or pursuant to Section 9.2, the Borrower shall pay to the Lender an early termination fee determined in accordance with the following table:

Period during which early termination occurs	Early Termination Fee

On or prior to the first Anniversary Date	2.00% of the Maximum Revolver Amount

After the first Anniversary Date but on or prior to the second Anniversary Date	1.00% of the Maximum Revolver Amount

After the second Anniversary Date but prior to the Stated Termination Date	0.50% of the Maximum Revolver Amount;

provided, however, that the early termination fee described in this Section 3.2 shall not be payable in the event that Borrower repays the Obligations (i) from the proceeds of a credit facility provided in whole by, or with respect to which the sole administrative agent is, another lending department of the Bank or any of its Affiliates, or (ii) from the proceeds of an initial public offering of Borrower.

3.3                                 Intentionally Deleted.

3.4                                 Intentionally Deleted.

3.5                                 Intentionally Deleted.

3.6                                 Payments by the Borrower.

(a)                                  All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim.  Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Lender, at the account designated by the Lender and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Los Angeles time) on the date specified herein.  Any payment received by the Lender after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.

(b)                                 Whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

3.7                                 Payments as Revolving Loans.   At the election of the Lender, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder, may be paid from the proceeds of Revolving Loans made hereunder.  The Borrower hereby irrevocably authorizes the Lender to charge the Loan Account for the purpose of paying all amounts from time to time due hereunder and agrees that all such amounts charged shall constitute Revolving Loans.

3.8                                 Apportionment, Application and Reversal of Payments.   Principal and interest payments and payments of the fees shall be payable solely to the Lender (except for fees payable to the Letter of Credit Issuer if different than the Lender).  All payments shall be remitted to the Lender and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Lender, shall be applied, ratably, subject to the provisions of this Agreement, (a) so long as no Event of Default then exists,  first, to pay any fees, indemnities, or expense reimbursements (including any amounts relating to Bank Products) then due to the Lender from the Borrower; second, to pay interest due in respect of all Loans; with such payments being applied first to the Loans advanced in respect of Revolver B and second with respect to the Loans advanced in respect of Revolver A; third, to pay or prepay unpaid reimbursement obligations in respect of Letters of Credit; fourth, to pay or prepay principal of the Loans, with such payments being applied first to the Loans advanced in respect of Revolver B and second with respect to the Loans advanced in respect of Revolver A; fifth, to pay an amount to Lender equal to all outstanding Letter of Credit Obligations to be held as cash collateral for such Obligations; and sixth, to the payment of any other Obligation due to the Lender by the Borrower; or (b) if any Event of Default then exists, first, to pay any fees, indemnities, or expense reimbursements (including any amounts relating to Bank Products) then due to the Lender from the Borrower; second, to pay interest due in respect of Loans advanced in respect of Revolver B; third, to pay or prepay unpaid reimbursement obligations in respect of Letters of Credit; fourth, to pay or prepay principal of the Loans advanced in respect of Revolver B; fifth, to pay an amount to Lender equal to all outstanding Letter of Credit Obligations then reserved against Revolver B, to be held as cash collateral for such Obligations; sixth, to pay interest due in respect of Loans advanced in respect of Revolver A; seventh, to pay or prepay principal of the Loans advanced in respect of Revolver A;  eighth, to pay an amount to Lender equal to all outstanding Letter of Credit Obligations then reserved against Revolver A, to be held as cash collateral for such Obligations and ninth, to the payment of any other Obligation due to the Lender by the Borrower. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

3.9                                 Indemnity for Returned Payments.   If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender and the Borrower shall be liable to pay to the Lender, and hereby does indemnify the Lender and hold the Lender harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Lender’s rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 3.9 shall survive the termination of this Agreement.

3.10                           Lender’s Books and Records; Monthly Statements.   The Lender shall record the principal amount of the Loans owing to the Lender, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books.  In addition, the Lender may note the date and amount of each payment or prepayment of principal of the Loans in its books and records.  Failure by the Lender to make such notation shall not affect the obligations of the Borrower with respect to the Loans or the Letters of Credit.  The Borrower agrees that the Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument.  The Lender will provide to the Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement.  Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Lender), unless the Borrower notifies the Lender in writing to the contrary within thirty (30) days after such statement is rendered.  In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

ARTICLE 4

TAXES AND YIELD PROTECTION

4.1                                 Taxes.

(a)                                  Any and all payments by the Borrower to the Lender under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes.  In addition, the Borrower shall pay all Other Taxes.

(b)                                 The Borrower agrees to indemnify and hold harmless the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within 30 days after the date the Lender makes written demand therefor.

(c)                                  If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lender, then:

(i)                                     the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Lender, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)                                  the Borrower shall make such deductions and withholdings;

(iii)                               the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)                              the Borrower shall also pay to the Lender, at the time interest is paid, all additional amounts which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)                                 At the Lender’s request, within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Lender.

(e)                                  If the Borrower is required to pay additional amounts to the Lender pursuant to subsection (c) of this Section, then the Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of the Lender is not otherwise disadvantageous to the Lender.

4.2                                 Intentionally Deleted.

4.3                                 Reduction of Return.   If the Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender or any corporation or other entity controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation or other entity controlling the Lender and (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of the Lender to the Borrower, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

4.4                                 Intentionally Deleted.

4.5                                 Intentionally Deleted.

4.6                                 Certificates of Lender.   If the Lender claims reimbursement or compensation under this Article 4, it shall determine the amount thereof and shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Lender, and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

4.7                                 Survival.   The agreements and obligations of the Borrower in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

5.1                                 Books and Records.   The Borrower shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  The Borrower shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP.  The Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts; (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

5.2                                 Financial Information.   The Borrower shall promptly furnish to the Lender all such financial information as the Lender shall reasonably request. Without limiting the foregoing, the Borrower will furnish to the Lender in such detail as the Lender shall request, the following:

(a)                                  As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year (One Hundred Fifty (150) days for fiscal year 2004), consolidated audited and consolidating unaudited balance sheets, and income statements, cash flow statements and changes in stockholders’ equity for the Borrower and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto (except in the case of the consolidating statement), setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Borrower and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP.  Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent certified public accountants selected by the Borrower and reasonably satisfactory to the Lender. The Borrower hereby authorizes the Lender to communicate directly with its certified public accountants and, by this provision, authorizes those accountants to disclose to the Lender any and all financial statements and other supporting financial documents and schedules relating to the Borrower and to discuss directly with the Lender the finances and affairs of the Borrower.

(b)                                 As soon as available, but in any event not later than (30) days after the end of each fiscal quarter of Borrower, unaudited balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter, and consolidated unaudited income statements and cash flow statements for the Borrower and its consolidated Subsidiaries for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, all in reasonable detail, fairly presenting the financial position and results of operations of the Borrower and its consolidated Subsidiaries as at the date thereof, and for such periods, and, in each case, in comparable form, figures in the Borrower’s budget, and (commencing with the quarterly statements delivered for the quarter ending in December 2004) for the corresponding period in the prior Fiscal Year, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  The Borrower shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP and present fairly the Borrower’s financial position as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments.

(c)                                  As soon as available, but in any event not later than thirty (30) days after the end of each month, consolidated unaudited balance sheets of the Borrower (without the inclusion of its consolidated Subsidiaries) as at the end of such month, and unaudited income statements and cash flow statements for the Borrower (without the inclusion of its consolidated Subsidiaries) for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of the Borrower (without the inclusion of its consolidated Subsidiaries) as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year (commencing on November 2004), and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a).  The Borrower shall certify by a certificate signed by its chief financial officer that all such statements have been prepared in accordance with GAAP and present fairly the Borrower’s financial position as at the dates thereof and its results of operations for the periods then ended, subject to normal year-end adjustments.

(d)                                 Intentionally Omitted.

(e)                                  With each of the annual audited Financial Statements delivered pursuant to Section 5.2(a), and within thirty (30) days after the end of each month, a certificate of the chief financial officer of the Borrower setting forth in reasonable detail the calculations required to establish that the Borrower was in compliance with the covenants set forth in Sections 7.23 through 7.24 during the period covered in such Financial Statements and as at the end thereof.  Within thirty (30) days after the end of each month, a certificate of the chief financial officer of the Borrower stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, (B) the Borrower is, at the date of such certificate, in compliance in all material respects with all of its respective covenants and agreements in this Agreement and the other Loan Documents, (C) no Default or Event of Default then exists or existed during the period covered by the Financial Statements for such month, (D) describing and analyzing in reasonable detail all material trends, changes, and developments in each and all Financial Statements; and (E) on a quarterly basis and only with respect to fiscal quarters on and after the first calendar quarter of 2004, explaining the material variances of the figures in the corresponding budgets and prior Fiscal Year financial statements.  If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrower has taken or proposes to take with respect thereto.

(f)                                    No sooner than sixty (60) days and not less than thirty (30) days prior to the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated balance sheets, income statements and cash flow statements) for the Borrower and its Subsidiaries as at the end of and for each quarter of such Fiscal Year.

(g)                                 Promptly after filing with the PBGC and the IRS, a copy of each annual report or other filing filed with respect to each Plan of the Borrower.

(h)                                 Promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by the Borrower or any of its Subsidiaries to or from the holders of any equity interests of the Borrower (other than routine non-material correspondence sent by shareholders of the Borrower to the Borrower) or any such Subsidiary or of any Debt of the Borrower or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

(i)                                     As soon as available, but in any event not later than 15 days after the Borrower’s receipt thereof, a copy of all management reports and management letters prepared for the Borrower by any independent certified public accountants of the Borrower.

(j)                                     If the Borrower’s shares become available for trading on any public securities exchange, then promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which the Borrower makes available to its public shareholders.

(k)                                  If requested by the Lender, promptly after filing with the IRS, a copy of each tax return filed by the Borrower or by any of its Subsidiaries.

(l)                                     As soon as available, but in any event no later than the third Business Day of each week, a weekly Borrowing Base Certificate as of the last Business Day of the preceding week, supporting information in accordance with Section 9 of the Security Agreement.  Borrower shall deliver a Borrowing Base Certificate to Lender more frequently than on a weekly basis upon Lender’s reasonable request.

(m)                               Such additional information as the Lender may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary.

5.3                                 Notices to the Lender.   The Borrower shall notify the Lender in writing of the following matters at the following times:

(a)                                  Immediately after becoming aware of any Default or Event of Default;

(b)                                 Immediately after becoming aware of the assertion by the holder of any capital stock of the Borrower or of any Subsidiary or the holder of any Debt of the Borrower or any Subsidiary in a face amount in excess of $100,000 that a default by Borrower or any Subsidiary exists with respect thereto or that the Borrower or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;

(c)                                  Immediately after senior management or the board of directors of Borrower become aware of any event or circumstance which they believe would be reasonably expected to have a Material Adverse Effect;

(d)                                 Immediately after becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(e)                                  Immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(f)                                    Immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;

(g)                                 Immediately after receipt of any notice of any violation by the Borrower or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that the Borrower or any Subsidiary is not in compliance with any Environmental Law or is investigating the Borrower’s or such Subsidiary’s compliance therewith;

(h)                                 Immediately after receipt of any written notice that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that the Borrower or any Subsidiary is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $500,000;

(i)                                     Immediately after receipt of any written notice of the imposition of any Environmental Lien against any property of the Borrower or any of its Subsidiaries;

(j)                                     Any change in the Borrower’s name as it appears in the state of its incorporation or other organization, state of incorporation or organization, type of entity, organizational identification number, locations of Collateral, or form of organization, trade names under which the Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto;

(k)                                  Within ten (10) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

(l)                                     Upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within three (3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following:  (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by the Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by either the Borrower or any ERISA Affiliate;

(m)                               Upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan; and within three (3) Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of the following:  (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability;

(n)                                 Within three (3) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase the Borrower’s annual costs with respect thereto by an amount in excess of $500,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which the Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by the Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or

(o)                                 Within three (3) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur:  (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Borrower, its Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE 6

GENERAL WARRANTIES AND REPRESENTATIONS

The Borrower warrants and represents to the Lender that except as hereafter disclosed to and accepted by the Lender in writing:

6.1                                 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents.   The Borrower has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Lender Liens upon and security interests in the Collateral.  The Borrower has taken all necessary action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party.  This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by the Borrower, and constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.  The Borrower’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of the Borrower or any of its Subsidiaries, by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture, or instrument to which the Borrower is a party or which is binding upon it, (b) any Requirement of Law applicable to the Borrower or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement of the Borrower or any of its Subsidiaries.

6.2                                 Validity and Priority of Security Interest.   The provisions of this Agreement, the Mortgage, and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for those Liens identified in clauses (c), (d) and (e) of the definition of Permitted Liens securing all the Obligations, and enforceable against the Borrower and all third parties.

6.3                                 Organization and Qualification.   The Borrower (a) is duly organized or incorporated and validly existing in good standing under the laws of the state of its organization or incorporation, (b) is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 6.3 which are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business and (c) has all requisite power and authority to conduct its business and to own its property.

6.4                                 Corporate Name; Prior Transactions.   Except as set forth on Schedule 6.4, the Borrower has not, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.

6.5                                 Subsidiaries and Affiliates.   Schedule 6.5 is a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries and other Affiliates.  Each Subsidiary is (a) duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 6.5, and (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a material adverse effect on any such Subsidiary’s business, operations, prospects, property, or condition (financial or otherwise) and (c) has all requisite power and authority to conduct its business and own its property.

6.6                                 Financial Statements and Projections.

(a)                                  The Borrower has delivered to the Lender the preliminary Fiscal Year end Financial Statements as of October 9, 2003.  The Borrower has also delivered to the Lender the unaudited balance sheet and related statements of income and cash flows for the Borrower and its consolidated Subsidiaries as of June 25, 2004.  Such financial statements are attached hereto as Exhibit C.  All such financial statements have been prepared in accordance with GAAP and present accurately and fairly in all material respects the financial position of the Borrower and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended.

(b)                                 The Latest Projections when submitted to the Lender as required herein represent the Borrower’s best estimate of the future financial performance of the Borrower and its consolidated Subsidiaries for the periods set forth therein.  The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the

Borrower believes are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lender.

6.7                                 Capitalization.   The Borrower’s authorized capital stock consists of 17,000,000 shares of common stock, par value $0.001 per share, of which 247,600 shares are validly issued and outstanding, fully paid and non-assessable and are owned beneficially and of record by the stockholders set forth on Schedule 6.7; and 10,000,000 shares of Series A preferred stock, par value $0.001 per share, of which 5,804,446 shares are validly issued and outstanding, fully paid and non-assessable and are owned beneficially and of record by the stockholders set forth on Schedule 6.7.

6.8                                 Solvency.   The Borrower is Solvent prior to and after giving effect to the Borrowings to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date, and shall remain Solvent during the term of this Agreement.

6.9                                 Debt.   After giving effect to the making of the Revolving Loans to be made on the Closing Date, the Borrower and its Subsidiaries have no Debt, except (a) the Obligations, and (b) Debt described on Schedule 6.9.

6.10                           Distributions.   Since October 10, 2003, no Distribution has been declared, paid, or made upon or in respect of any capital stock or other securities of the Borrower or any of its Subsidiaries.

6.11                           Real Estate; Leases.   Schedule 6.11 sets forth, as of the Closing Date, a correct and complete list of all Real Estate owned by the Borrower and all Real Estate owned by any of its Subsidiaries, all leases and subleases of real or personal property held by the Borrower as lessee or sublessee (other than leases of personal property as to which the Borrower is lessee or sublessee for which the value of such personal property in the aggregate is less than $1,000,000), and all leases and subleases of real or personal property held by the Borrower as lessor, or sublessor.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.  The Borrower has good and marketable title in fee simple to the Real Estate identified on Schedule 6.11 as owned by the Borrower, or valid leasehold interests in all Real Estate designated therein as “leased” by the Borrower and the Borrower has good, indefeasible, and merchantable title to all of its other property reflected on the June 30, 2004 Financial Statements delivered to the Lender, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except Permitted Liens.

6.12                           Proprietary Rights.   Schedule 6.12 sets forth a correct and complete list of all of the Borrower’s patents, trademarks and copyrights.  None of the patents, trademarks and copyrights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.12.  To the best of the Borrower’s knowledge, none of the patents, trademarks and copyrights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with the patents, trademarks and copyrights.  The patents, trademarks and copyrights described on Schedule 6.12 constitute all of the property of such type necessary to the current and anticipated future conduct of the Borrower’s business.

6.13                           Trade Names.   All trade names or styles under which the Borrower or any of its Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 6.13.

6.14                           Litigation.   Except as set forth on Schedule 6.14, there is no pending, or to the best of the Borrower’s knowledge threatened, action, suit, proceeding, or counterclaim by any Person, or to the best of the Borrower’s knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

6.15                           Labor Disputes.   Except as set forth on Schedule 6.15, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower or its Subsidiaries or their employees.

6.16                           Environmental Laws.   Except as otherwise disclosed on Schedule 6.16:

(a)                                  The Borrower and its Subsidiaries have complied in all material respects with all Environmental Laws and neither the Borrower nor any Subsidiary nor any of its presently owned real property or presently conducted operations, nor its previously owned real property or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b)                                 The Borrower and its Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and the Borrower and its Subsidiaries are in compliance with all material terms and conditions of such permits.

(c)                                  Neither the Borrower nor any of its Subsidiaries, nor, to the best of the Borrower’s knowledge, any of its predecessors in interest, has in violation of applicable law stored, treated or disposed of any hazardous waste.

(d)                                 Neither the Borrower nor any of its Subsidiaries has received any summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e)                                  To the best of the Borrower’s knowledge, none of the present or past operations of the Borrower and its Subsidiaries is the subject of any investigation by any

Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f)                                    There is not now, nor to the best of the Borrower’s knowledge has there ever been on or in the Real Estate:

(1)                                  any underground storage tanks or surface impoundments,

(2)                                  any asbestos-containing material, or

(3)                                  any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment.

(g)                                 Neither the Borrower nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(h)                                 Neither the Borrower nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on the Borrower or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i)                                     None of the products manufactured, distributed or sold by the Borrower or any of its Subsidiaries contain asbestos containing material.

(j)                                     No Environmental Lien has attached to the Real Estate.

6.17                           No Violation of Law.   Neither the Borrower nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

6.18                           No Default.   Neither the Borrower nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which the Borrower or such Subsidiary is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

6.19                           ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.  The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.20                           Taxes.   The Borrower and its Subsidiaries have filed all federal and other tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien.

6.21                           Regulated Entities.   None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.  The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

6.22                           Use of Proceeds; Margin Regulations.   The proceeds of the Loans are to be used solely for working capital purposes.  Neither the Borrower nor any Subsidiary is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.23                           Copyrights, Patents, Trademarks and Licenses, etc.   The Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, licenses, rights of way, authorizations and other rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.24                           No Material Adverse Change.   No Material Adverse Effect has occurred since the latest date of the Financial Statements delivered to the Lender.

6.25                           Full Disclosure.   None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lender prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.26                           Material Agreements.   Schedule 6.26 hereto sets forth as of the Closing Date all material agreements and contracts to which the Borrower or any of its Subsidiaries is a party or is bound as of the date hereof.

6.27                           Bank Accounts.   Schedule 6.27 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by the Borrower with any bank or other financial institution.

6.28                           Governmental Authorization.   No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of this Agreement or any other Loan Document.

ARTICLE 7

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants to the Lender that so long as any of the Obligations remain outstanding or this Agreement is in effect:

7.1                                 Taxes and Other Obligations.   The Borrower shall, and shall cause each of its Subsidiaries to, (a) file when due all tax returns and other reports which it is required to file; (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Lender, upon request, satisfactory evidence of its timely compliance with the foregoing; and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, so long as the Borrower has notified the Lender in writing, neither the Borrower nor any of its Subsidiaries need pay any tax, fee, assessment, or governmental charge (i) it is contesting in good faith by appropriate proceedings diligently pursued, (ii) as to which the Borrower or its Subsidiary, as the case may be, has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than a Permitted Lien).

7.2                                 Legal Existence and Good Standing.   The Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.

7.3                                 Compliance with Law and Agreements; Maintenance of Licenses.   The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all Environmental Laws).  The Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date.  The Borrower shall not modify, amend or alter its certificate or articles of incorporation, or its limited liability company operating agreement or limited partnership agreement, as applicable, other than in a manner which does not adversely affect the rights of the Lender.

7.4                                 Maintenance of Property; Inspection of Property.

(a)                                  The Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted.

(b)                                 The Borrower shall permit representatives and independent contractors of the Lender (at the expense of the Borrower not to exceed four (4) times per year unless an Event of Default has occurred and is continuing) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors and officers at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists, the Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.5                                 Insurance.

(a)                                  The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers having a rating of at least A or better by Best Rating Guide, insurance with respect to its business and properties against loss or damage customarily insured against by Persons engaged in the same or similar business or as the Lender, in its reasonable discretion, shall specify, which insurance shall be in amounts and under policies as are reasonably acceptable to the Lender.  It is understood that the insurance policies maintained by the Borrower on the Closing Date are acceptable to the Lender in coverage, amount and carrier as of the Closing Date.  Without limiting the foregoing, in the event that any improved Real Estate covered by the Mortgage is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), the Borrower shall purchase and maintain flood insurance on the improved Real Estate and any Equipment and Inventory located on such Real Estate.  The amount of said flood insurance will be reasonably determined by the Lender, and shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended.  The Borrower shall also maintain flood insurance for its Inventory and Equipment which is, at any time, located in a SFHA.

(b)                                 The Borrower shall cause the Lender to be named as secured party or mortgagee and sole loss payee or additional insured, in a manner acceptable to the Lender.  Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever and endorsement Form 438 BFU, or equivalent, stating that the interest of the Lender shall not be impaired or invalidated by any act or neglect of the Borrower or any of its Subsidiaries or the owner of any Real Estate for purposes more hazardous than are permitted by such policy.  All premiums for such insurance shall be paid by the Borrower when due, and certificates of insurance and, if requested by the Lender, photocopies of the policies (other than policies for any foreign Subsidiary of Borrower which are not material insurance policies), shall be delivered to the Lender.  If the Borrower fails to procure such insurance or to pay the premiums therefor when due, the Lender may do so from the proceeds of Revolving Loans.

7.6                                 Insurance and Condemnation Proceeds.   The Borrower shall promptly notify the Lender of any loss, damage, or destruction to the Collateral in excess of $250,000, whether or not such loss, damage or destruction is covered by insurance,.  The Lender is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:

(a)                                  With respect to insurance and condemnation proceeds relating to Collateral other than Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Lender in the collection or handling thereof, the Lender shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

(b)                                 With respect to insurance and condemnation proceeds relating to Collateral consisting of Fixed Assets, the Lender shall permit or require the Borrower to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing, (2) the aggregate proceeds do not exceed $3,000,000 and (3) the Borrower first (i) provides the Lender with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Lender and (ii) demonstrates to the reasonable satisfaction of the Lender that the funds available to it will be sufficient to complete such project in the manner provided therein.  In all other circumstances, the Lender shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

7.7                                 Environmental Laws.

(a)                                  The Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant.  The Borrower shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to the Lender on such response.

(b)                                 Without limiting the generality of the foregoing, the Borrower shall submit to the Lender annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each environmental compliance or liability issue.  The Lender may request copies of technical reports prepared by the Borrower and its communications with any Governmental Authority to determine whether the Borrower or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or environmental liability.  The Borrower shall, at the Lender’s request and at the Borrower’s expense, (i) retain an independent environmental engineer acceptable to the Lender to evaluate the site, including tests if appropriate, where the non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Lender a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (ii) provide to the Lender a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall increase in any material respect.

(c)                                  The Lender and its representatives will have the right at any reasonable time to enter and visit the Real Estate and any other place where any property of the Borrower is located for the purposes of observing the Real Estate, taking and removing soil or groundwater samples, and conducting tests on any part of the Real Estate.  The Lender is under no duty, however, to visit or observe the Real Estate or to conduct tests, and any such acts by the Lender will be solely for the purposes of protecting the Lender’s Liens and preserving the Lender’s rights under the Loan Documents.  No site visit, observation or testing by the Lender will result in a waiver of any default of the Borrower or impose any liability on the Lender.  In no event will any site visit, observation or testing by the Lender be a representation that hazardous substances are or are not present in, on or under the Real Estate, or that there has been or will be compliance with any Environmental Law.  Neither the Borrower nor any other party is entitled to rely on any site visit, observation or testing by the Lender.  The Lender owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any hazardous substances or any other adverse condition affecting the Real Estate.  The Lender may in its discretion disclose to the Borrower or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Lender.  The Borrower understands and agrees that the Lender makes no warranty or representation to the Borrower or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed.  The Borrower also understands that depending on the results of any site visit, observation or testing by the Lender and disclosed to the Borrower, the Borrower may have a legal obligation to notify one or more environmental agencies of the results, that such reporting requirements are site-specific, and are to be evaluated by the Borrower without advice or assistance from the Lender.  In each instance, the Lender will give the Borrower reasonable notice before entering the Real Estate or any other place the Lender is permitted to enter under this Section 7.7(c).  The Lender will make reasonable efforts to avoid interfering with the Borrower’s use of the Real Estate or any other property in exercising any rights provided hereunder.

7.8                                 Compliance with ERISA.   The Borrower shall, and shall cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.9                                 Mergers, Consolidations or Sales.   Neither the Borrower nor any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except for (i) sales of obsolete Inventory, to the extent already reserved-against, at the best sales price obtainable by Borrower, (ii) sales of Inventory in the ordinary course of its business, (iii) sales or other dispositions of Equipment in the ordinary course of business that is obsolete or no longer useable by Borrower in its business with the net sales proceeds from the sale of such Equipment not to exceed $250,000 in any Fiscal Year, (iv) sale of the HTR Product Line, and (v) Permitted Acquisitions consummated as a merger or consolidation.

7.10                           Distributions; Capital Change; Restricted Investments.   Neither the Borrower nor any of its Subsidiaries shall (i) directly or indirectly declare or make, or incur any liability to make, any Distribution, except Distributions to the Borrower by its Subsidiaries, (ii) make any change in its capital structure which could reasonably be expected to have a Material Adverse Effect or (iii) make any Restricted Investment; provided that the Borrower may enter into any Subsidiary Transaction, and the Borrower may make an initial capital investment in connection with each Permitted Subsidiary Formation.

7.11                           Transactions Affecting Collateral or Obligations.   Neither the Borrower nor any of its Subsidiaries shall enter into any transaction which senior management or the board of directors of Borrower or such Subsidiary believe would be reasonably expected to have a Material Adverse Effect.

7.12                           Guaranties.   Neither the Borrower nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except (i) Guaranties of the Obligations in favor of the Lender, (ii) unsecured Guaranties by Borrower of the obligations of any of its Subsidiaries so long as the aggregate amount of such guaranteed obligations does not exceed $1,000,000 at any time, and (iii) Guaranties of Borrower’s reimbursement obligations owed to VPVP as a result of payments made by VPVP to the Lender under the VPVP Guaranty, so long as the same are fully subordinated to the Obligations as set forth in the Subordination Agreement.

7.13                           Debt.   Neither the Borrower nor any of its Subsidiaries shall incur or maintain any Debt, other than:  (a) the Obligations; (b) Debt described on Schedule 6.9; (c) Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment provided that (i) Liens securing the same attach only to the Equipment acquired by the incurrence of such Debt, and (ii) the aggregate amount of such Debt (including Capital Leases) outstanding does not exceed $500,000 at any time; (d) the Borrower’s reimbursement obligations and any Subsidiary’s guaranty obligations owed to VPVP arising as a result of payments made by VPVP to the Lender under the VPVP Guaranty so long as the same are fully subordinated to the Obligations as set forth in the Subordination Agreement; (e) Debt incurred in connection with the refinancing of the Mortgage on the Scotts Valley Real Estate, provided that such Debt meets the conditions set forth in Section 12.19; and (f) Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 6.9; provided that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, and (iv) the terms of such refunding, renewal or extension are not materially less favorable to the Borrower or the Lender than the original Debt.

7.14                           Prepayment.   Neither the Borrower nor any of its Subsidiaries shall voluntarily prepay any Debt, except (i) the Obligations in accordance with the terms of this Agreement, and (ii) payments by Aviza Technology, K.K. of the Japanese Subsidiary Debt in accordance with the terms thereof.

7.15                           Transactions with Affiliates.   Except as set forth below, neither the Borrower nor any of its Subsidiaries shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate.  Notwithstanding the foregoing, while no Event of Default has occurred and is continuing, (i) the Borrower and its Subsidiaries may engage in transactions with Affiliates in the ordinary course of business consistent with past practices, in amounts and upon terms fully disclosed to the Lender, and no less favorable to the Borrower and its Subsidiaries than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate, (ii) the Borrower may enter into any Subsidiary Transactions, and (iii) the Borrower may invest in Subsidiaries in connection with any Permitted Subsidiary Formation.

7.16                           Investment Banking and Finder’s Fees.   Neither the Borrower nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement.  The Borrower shall defend and indemnify the Lender against and hold it harmless from all claims of any Person that the Borrower is obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Lender in connection therewith.

7.17                           Business Conducted.   The Borrower shall not and shall not permit any of its Subsidiaries to, engage directly or indirectly, in any line of business other than the businesses in which the Borrower is engaged on the Closing Date.

7.18                           Liens.   Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens, and Liens, if any, in effect as of the Closing Date described in Schedule 6.9 securing Debt described in Schedule 6.9 and Liens securing Capital Leases and purchase money Debt permitted in Section 7.13.

7.19                           Sale and Leaseback Transactions.   Neither the Borrower nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for the Borrower or such Subsidiary to lease or rent property that the Borrower or such Subsidiary has sold or will sell or otherwise transfer to such Person.

7.20                           New Subsidiaries.   The Borrower shall not, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those listed on Schedule 6.5, unless such new Subsidiary is formed to effect, or is acquired in, a Permitted Acquisition or is formed as a Permitted Subsidiary Formation, in which case within 10 days after such formation or acquisition, the Borrower shall:

(a)                                  pledge the capital stock of such additional Subsidiary to the Lender: provided, however, that if any such additional Subsidiary is not a domestic Subsidiary, in no event shall more than 66% of the capital stock of any such Subsidiary be required to be so pledged;

(b)                                 execute and deliver to the Lender stock transfer powers executed in blank with signatures guaranteed as the Lender shall request, such UCC-1 financing statements (as furnished by the Lender) in any jurisdiction in which such filing is necessary to perfect the Lender’s Liens in such capital stock;

(c)                                  deliver such other items as are reasonably requested by the Lender in connection with the foregoing, including resolutions, incumbency and officers’ certificates, opinions of counsel, search reports and other certificates and documents;

(d)                                 if such additional Subsidiary is a domestic Subsidiary, cause such domestic Subsidiary to furnish each of the following to the Lender:

(i)                                     a Subsidiary Guaranty and a Subsidiary Security Agreement, or if such documents already exist, a duly executed notice and assumption agreement in form and substance acceptable to Lender, pursuant to which such Subsidiary becomes a party to the Subsidiary Guaranty and the Subsidiary Security Agreement (an “Additional Guarantor Assumption Agreement”);

(ii)                                  (A) copies of the resolutions of the board of directors (or equivalent governing body) of such Subsidiary approving and authorizing the execution, delivery and performance by such Subsidiary of its Subsidiary Guaranty or the Additional Guarantor Assumption Agreement and this Agreement and any other applicable Loan Documents, certified as of the date of such Additional Guarantor Assumption Agreement (the “Additional Guarantor Accession Date”) by the Secretary or an Assistant Secretary (or other appropriate officer) of such Subsidiary; (B) a certificate of the Secretary or Assistant Secretary (or other appropriate officer) of such Subsidiary certifying the names and true signatures of the officers of such Subsidiary authorized to execute and deliver and perform, as applicable, its Additional Guarantor Assumption Agreement, this Agreement and all other Loan Documents to be delivered hereunder; (C) copies of the articles or certificate of incorporation and bylaws (or other applicable organizational documents) of such Subsidiary as in effect on the Additional Guarantor Accession Date, certified by the Secretary or Assistant Secretary (or other appropriate officer) of such Subsidiary as of the Additional Guarantor Accession Date; and (D) an opinion of counsel to such Subsidiary and addressed to the Lender, in form and substance acceptable to Lender; and

(iii)                               (A) such amendments to the schedules to any Loan Documents as shall be required in connection with the accession of such Subsidiary thereto; and (B) executed UCC-1 financing statements in any jurisdiction in which such filing is necessary to perfect the Lender’s Liens in the personal property assets of such Subsidiary and in which the Lender shall request that such filing be made; and

(e)                                  have executed and delivered to the Lender such other items as reasonably requested by the Lender in connection with the foregoing, including officers’ certificates, search reports and other certificates and documents.

7.21                           Fiscal Year.   The Borrower shall not change its Fiscal Year.

7.22                           Intentionally Omitted.

7.23                           Fixed Charge Coverage Ratio.   The Borrower will maintain a Fixed Charge Coverage Ratio as of the last day of each fiscal quarter set forth below of not less than the ratio set forth below opposite each such fiscal quarter:

Measurement Date	Fixed Charge Coverage Ratio

end of fourth fiscal quarter 2004 (for the fiscal quarter then ending)	0.50:1.00

end of first fiscal quarter 2005 (for the fiscal quarter then ending)	1.00:1.00

end of second fiscal quarter 2005 (for the 2 consecutive fiscal quarters then ending)	1.25:1.00

end of third fiscal quarter 2005 (for the 3 consecutive fiscal quarters then ending)	1.50:1.00

end of fourth fiscal quarter 2005 and the last day of each fiscal quarter thereafter (in each case for the four consecutive fiscal quarters then ending)	1.50:1.00

7.24                           Adjusted Tangible Net Worth.   The Borrower will maintain Adjusted Tangible Net Worth, determined as of the last day of each month commencing August 31, 2004, of at least $4,000,000 (less any reductions to Adjusted Tangible Net Worth made at the end of the Borrower’s Fiscal Year 2004 as a result of purchase price accounting adjustments required by the Borrower’s certified public accountants), plus 50% of the aggregate amount of any Adjusted Net Earnings From Operations for each fiscal quarter of Borrower (as set forth in the quarterly Financial Statements of Borrower delivered to Lender pursuant to Section 5.2(b) hereof) completed after the Closing Date and before such date of determination, but excluding any fiscal quarter for which the Adjusted Net Earnings From Operations is less than $0.

7.25                           Intentionally Deleted.

7.26                           Hedge Agreement.   The Borrower shall have entered into and at all times during the term of this Agreement shall continue to have, an interest rate cap Hedge Agreement, on terms acceptable to the Lender, in the amount of at least $10,000,000.

7.27                           Use of Proceeds.   The Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

7.28                           Further Assurances.   The Borrower shall execute and deliver, or cause to be executed and delivered, to the Lender such documents and agreements, and shall take or cause to be taken such actions, as the Lender may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents.

7.29                           Registered Copyrights.   The Borrower shall not obtain any registered copyrights or register any copyrights without giving written notice to Lender within thirty (30) days of obtaining a registered copyright or registering a copyright.

ARTICLE 8

CONDITIONS OF LENDING

8.1                                 Conditions Precedent to Making of Loans on the Closing Date.   The obligation of the Lender to make the initial Revolving Loans on the Closing Date, and the obligation of the Lender to cause the Letter of Credit Issuer to issue any Letter of Credit on the Closing Date, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Lender:

(a)                                  This Agreement and the other Loan Documents shall have been executed by each party thereto and the Borrower shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by the Borrower before or on such Closing Date.

(b)                                 Upon making the Revolving Loans (including such Revolving Loans made to finance the Closing Fee, the Administrative Fee, or otherwise as reimbursement for fees, costs and expenses then payable under this Agreement) and with all its obligations current, the Borrower shall have Availability of at least $12,000,000 if the Mortgage Conditions have been satisfied as of the Closing Date or $9,000,000 if the Mortgage Conditions have not been satisfied as of the Closing Data.

(c)                                  All representations and warranties made hereunder and in the other Loan Documents shall be true and correct as if made on such date.

(d)                                 No Default or Event of Default shall have occurred and be continuing after giving effect to the Loans to be made and the Letters of Credit to be issued on the Closing Date.

(e)                                  The Borrower shall have entered into an interest rate cap Hedge Agreement, on terms acceptable to the Lender, in the amount of at least $10,000,000.

(f)                                    The Lender shall have received such opinions of counsel for the Borrower and its Subsidiaries as the Lender shall request, each such opinion to be in a form, scope, and substance satisfactory to the Lender, and its counsel.

(g)                                 The Lender shall have received:

(i)                                     acknowledgment copies of proper financing statements, duly filed on or before the Closing Date under the UCC of all jurisdictions that the Lender may deem necessary or desirable in order to perfect the Lender’s Liens; and

(ii)                                  duly executed UCC-3 Termination Statements and such other instruments, in form and substance satisfactory to the Lender, as shall be necessary to terminate and satisfy all Liens on the Property of the Borrower and its Subsidiaries except Permitted Liens.

(h)                                 The Borrower shall have paid all fees and expenses of the Lender and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.

(i)                                     The Lender shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Lender, of all insurance coverage as required by this Agreement.

(j)                                     The Lender shall have had an opportunity, if they so choose, to examine the books of account and other records and files of the Borrower and to make copies thereof, and to conduct a pre-closing audit which shall include, without limitation, verification of Inventory, Accounts, and the Borrowing Base, and the results of such examination and audit shall have been satisfactory to the Lender in all respects.

(k)                                  All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Lender.

(l)                                     Without limiting the generality of the items described above, the Borrower and each Person guarantying or securing payment of the Obligations shall have delivered or caused to be delivered to the Lender (in form and substance reasonably satisfactory to the Lender), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions and other items set forth on the “Closing Checklist” delivered by the Lender to the Borrower prior to the Closing Date.

The acceptance by the Borrower of any Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Lender of a certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, to such effect.

8.2                                 Conditions Precedent to Each Loan.   The obligation of the Lender to make each Loan, including the initial Revolving Loans on the Closing Date, and the obligation of the Lender to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)                                  The following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) with the same effect as the delivery to the Lender of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:

(i)                                     The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Lender has been notified in writing by the Borrower that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty; and

(ii)                                  No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

(iii)                               No event has occurred and is continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect.

(b)                                 No such Borrowing shall exceed Availability.

8.3                                 Conditions Subsequent to Making of Loans on the Closing Date.   The Borrower shall deliver the following to Lender:

(a)                                  Within sixty (60) days of the Closing Date, the Borrower shall deliver to the Lender the audited balance sheets and related statements of income, retained earnings, cash flows, and changes in stockholders’ equity for the Borrower and its consolidated Subsidiaries as of the fiscal period ending October 9, 2003, and for the Fiscal Year then ended, accompanied by the report thereon of the Borrower’s independent certified public accountants, Deloitte & Touche.  Such Financial Statements shall not reflect a net investment of less than $29,000,000, or a net loss for such fiscal period of more than $43,000,000.

(b)                                 Within thirty (30) days of the Closing Date, the Borrower shall deliver to the Lender the stock certificates along with a fully executed stock power with respect to each of the Borrower’s Subsidiaries.

Borrower’s failure to deliver each of the above in form and substance satisfactory to Lender and within the prescribed time period shall constitute an Event of Default hereunder.

ARTICLE 9

DEFAULT; REMEDIES

9.1                                 Events of Default.   It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)                                  any failure by the Borrower to pay the principal of or interest or premium on any of the Obligations or any fee or other amount owing hereunder when due, whether upon demand or otherwise;

(b)                                 any representation or warranty made or deemed made by the Borrower in this Agreement or by the Borrower or any of its Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by the Borrower or any of its Subsidiaries at any time to the Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c)                                  (i)  any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(l), 7.2, 7.5, 7.9-7.27, or Section 11 of the Security Agreement, (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2 (other than 5.2(l)) or 5.3 and such default shall continue for three (3) days or more; or (iii) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document, any other Loan Documents, or any other agreement entered into at any time to which the Borrower or any Subsidiary and the Lender are party (including in respect of any Bank Products) and such default shall continue for thirty (30) days or more;

(d)                                 any default shall occur with respect to any Debt (other than the Obligations) of the Borrower or any of its Subsidiaries in an outstanding principal amount which exceeds $250,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by the Borrower or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(e)                                  the Borrower or any of its Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(f)                                    an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of the Borrower or any of its Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;

(g)                                 a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for the Borrower or any of its Subsidiaries or for all or any part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any part of the property of the Borrower or any of its Subsidiaries;

(h)                                 the Borrower or any of its material Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

(i)                                     all or any material part of the property of the Borrower or any of its material Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of the Borrower or such material Subsidiary shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j)                                     the VPVP Guaranty or any other Loan Document shall be terminated, revoked or declared void or invalid or unenforceable or challenged by the Borrower or any other obligor;

(k)                                  one or more judgments, orders, decrees or arbitration awards is entered against the Borrower involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $250,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(l)                                     any loss, theft, damage or destruction of any item or items of Collateral or other property of the Borrower or any Subsidiary occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(m)                               there is filed against the Borrower or any of its Subsidiaries any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty (120) days, and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(n)                                 for any reason other than the failure of the Lender to take any action available to it to maintain perfection of the Lender’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void;

(o)                                 an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $250,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $250,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $250,000;

(p)                                 there occurs a Change of Control;

(q)                                 there occurs an event having a Material Adverse Effect; or

(r)                                    (i) there shall occur an Event of Default under the VPVP Credit Facility (as Event of Default is defined therein) or the Debt thereunder shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided that any cure under the VPVP Credit Facility shall be deemed a cure hereunder, (ii) less than 60 days shall remain until the VPVP Credit Facility will be terminated (either as a result of the scheduled maturity thereof or the early termination thereof by the borrowers thereunder); (iii) or the VPVP Credit Facility shall be refinanced in whole or in part by any financial institution other than Bank or Fleet National Bank.

9.2                                 Remedies.

(a)                                  If a Default or an Event of Default exists, the Lender may, in its discretion, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrower:  (i) reduce the Maximum Revolver Amount, or the advance rate against Eligible Accounts used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit or Credit Support.  If an Event of Default exists, the Lender may, in its discretion, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on the Borrower:  (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f), 9.1(g), or 9.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrower to cash collateralize all outstanding Letter of Credit Obligations; and (D) pursue its other rights and remedies under the Loan Documents and applicable law.

(b)                                 If an Event of Default has occurred and is continuing:  (i) the Lender shall have in addition to all other rights of the Lender, the rights and remedies of a secured party under the Loan Documents and the UCC; (ii) the Lender may, at any time, take possession of the Collateral and keep it on the Borrower’s premises, at no cost to the Lender, or remove any part of it to such other place or places as the Lender may desire, or the Borrower shall, upon the Lender’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Lender at a place reasonably convenient to the Lender; and (iii) the Lender may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Lender deems advisable, in its sole discretion, and may, if the Lender deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale.  Without in any way requiring notice to be given in the following manner, the Borrower agrees that any notice by the Lender of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to the Borrower’s address specified in or pursuant to Section 12.8.   If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Lender receives payment, and if the buyer defaults in payment, the Lender may resell the Collateral without further notice to the Borrower.  In the event the Lender seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower irrevocably waives:  (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Lender retain possession and not dispose of any Collateral until after trial or final judgment.  The Borrower agrees that the Lender has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  The Lender is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit for such purpose.  The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations.  The Lender will return any excess to the Borrower and the Borrower shall remain liable for any deficiency.

(c)                                  If an Event of Default occurs, the Borrower hereby waives all rights to notice and hearing prior to the exercise by the Lender of the Lender’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

ARTICLE 10

TERM AND TERMINATION

10.1                           Term and Termination.   The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof.  The Lender may terminate this Agreement without notice upon the occurrence of an Event of Default.  Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any early termination or prepayment fees or penalties) shall become immediately due and payable and the Borrower shall immediately arrange for the cancellation and return of Letters of Credit then outstanding.  Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, the Borrower shall remain bound by the terms of this Agreement and shall not be relieved of any of its Obligations hereunder or under any other

Loan Document, and the Lender shall retain all its rights and remedies hereunder (including the Lender’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 11

AMENDMENTS; WAIVERS; PARTICIPATIONS

11.1                           Amendments and Waivers.   No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.2                           Participations.

(a)                                  The Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans, the Commitment of the Lender and the other interests of the Lender hereunder and under the other Loan Documents; provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the Lender shall not transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except with respect to (1) an increase or extension of the Commitment of Lender or (2) postponement or delay of any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lender hereunder or under any other Loan Document and (v) all amounts payable by the Borrower hereunder shall be determined as if the Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(b)                                 Notwithstanding any other provision in this Agreement, the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE 12

MISCELLANEOUS

12.1                           No Waivers; Cumulative Remedies.   No failure by the Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between the Borrower and the Lender, or delay by the Lender in exercising the same, will operate as a waiver thereof.  No waiver by the Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by the Lender on any occasion shall affect or diminish the Lender’s rights thereafter to require strict performance by the Borrower of any provision of this Agreement.  The Lender may proceed directly to collect the Obligations without any prior recourse to the Collateral.  The Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Lender may have.

12.2                           Severability.   The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

12.3                           Governing Law; Choice of Forum; Service of Process.

(a)                                  THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF CALIFORNIA; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES OF AMERICA LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  NOTWITHSTANDING THE FOREGOING:  (1) THE LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE

OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c)                                  THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 12.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

(d)                                 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, ANY CONTROVERSY OR CLAIM BETWEEN THE PARTIES, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL AT THE REQUEST OF EITHER PARTY HERETO BE DETERMINED BY BINDING ARBITRATION.  The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”).  The arbitrator(s) shall give effect to statutes of limitation in determining any claim.  Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s).  Judgment upon the arbitration award may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of either party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                                  Notwithstanding the provisions of (d) above, no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or related to an obligation to the Lender which is secured by real estate property collateral (exclusive of real estate space lease assignments).  If all the parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in Section 12.3(f).

(f)                                    At the request of either party a controversy or claim which is not submitted to arbitration as provided and limited in Section 12.3(d) and (e) shall be determined by judicial reference.  If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings.  The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge.  Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced.

(g)                                 No provision of Sections (d) through (g) shall limit the right of the Lender to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding.  The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.  At the Lender’s option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

12.4                           WAIVER OF JURY TRIAL.   SUBJECT TO THE PROVISIONS OF SECTION 12.3(d), THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY LENDER-RELATED PERSON OR PARTICIPANT, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE BORROWER AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

12.5                           Survival of Representations and Warranties.   All of the Borrower’s representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Lender or its agents.

12.6                           Other Security and Guaranties.   The Lender, may, without notice or demand and without affecting the Borrower’s obligations hereunder, from time to time:  (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

12.7                           Fees and Expenses.   The Borrower agrees to pay to the Lender, for its benefit, on demand, all costs and expenses that Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this

Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgage, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens (including costs and expenses paid or incurred by the Lender in connection with the consummation of Agreement); (e) sums paid or incurred to pay any amount or take any action required of the Borrower under the Loan Documents that the Borrower fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Borrower’s operations by the Lender plus the Lender’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $850 per day (or portion thereof) for each Person retained or employed by the Lender with respect to each field examination or audit); and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.  In addition, the Borrower agrees to pay costs and expenses incurred by the Lender (including Attorneys’ Costs) to the Lender, on demand, paid or incurred to obtain payment of the Obligations, enforce the Lender’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower.  All of the foregoing costs and expenses shall be charged to the Borrower’s Loan Account as Revolving Loans as described in Section 3.7.

12.8                           Notices.   Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Lender or to the Bank:

Bank of America, N.A.
55 South Lake Ave.
Suite. 900
Pasadena, California 91101
Attention:	Business Capital
Account Executive
Telecopier:	626.397.1273

With copies to:

Buchalter, Nemer, Fields & Younger
601 South Figueroa, Suite 2400
Los Angeles, California 90017
Attention:	Robert J. Davidson, Esq.
Telecopier:	213.896.0400

If to the Borrower:

Aviza Technology, Inc.
440 Kings Village Road
Scotts Valley, California 95066
Attention:	Pat O’Connor
Telecopier:	(831) 439-0320

With a copy to:

Latham & Watkins
505 Montgomery Street, Suite 1900
San Francisco, California 94111
Attention:	John Kenney, Esq.
Telecopier:	415.395.8095

or to such other address as each party may designate for itself by like notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

12.9                           Waiver of Notices.   Unless otherwise expressly provided herein, the Borrower waives presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled.  No notice to or demand on the Borrower which the Lender may elect to give shall entitle the Borrower to any or further notice or demand in the same, similar or other circumstances.

12.10                     Binding Effect.   The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Borrower without prior written consent of the Lender.  The rights and benefits of the Lender hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.

12.11                     Indemnity of the Lender by the Borrower.

(a)                                  The Borrower agrees to defend, indemnify and hold the Lender-Related Persons, and the Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination or replacement of the Lender)  be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b)                                 The Borrower agrees to indemnify, defend and hold harmless the Lender from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance relating to the Borrower’s operations, business or property.  This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower.  The indemnity includes but is not limited to Attorneys Costs.  The indemnity extends to the Lender, its parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.  “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas.  This indemnity will survive repayment of all other Obligations.

12.12                     Limitation of Liability.   NO CLAIM MAY BE MADE BY THE BORROWER OR OTHER PERSON AGAINST THE LENDER, OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

12.13                     Final Agreement.   This Agreement and the other Loan Documents are intended by the Borrower and the Lender to be the final, complete, and exclusive expression of the agreement between them.  This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof.  No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of the Lender.

12.14                     Counterparts.   This Agreement may be executed in any number of counterparts, and by the Lender and the Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

12.15                     Captions.   The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

12.16                     Right of Setoff.   In addition to any rights and remedies of the Lender provided by law, if an Event of Default exists or the Loans have been accelerated, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender or any Affiliate of the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.17                     Confidentiality.

(a)                                  After obtaining advance written consent from Borrower, such consent not to be unreasonably withheld, Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Borrower and a general description of the Borrower’s business and may use the Borrower’s name in advertising and other promotional material.

(b)                                 The Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower (or that, in Lender’s reasonable judgment, appear to be “confidential” or “secret” irrespective of whether so marked) and provided to the Lender by or on behalf of the Borrower, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided, however, that the Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of the Lender by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Lender or its respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant, actual or potential, provided that such prospective Participant agrees to keep such information confidential to the same extent required of the Lender hereunder;  (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with the Lender, and (9) to its Affiliates.

12.18                     Conflicts with Other Loan Documents.   Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

12.19                     Release of Real Estate Collateral.   The Lender agrees that, at any time that no Default or Event of Default exists and is continuing, upon the Borrower’s request the Lender shall release the Mortgage on the Scotts Valley Real Estate, provided that:  (a) such Real Estate is being sold or refinanced on terms and conditions disclosed to the Lender at least 30 days in advance of such sale or refinance, and all material terms and conditions of such sale or disposition are acceptable to the Lender in its reasonable discretion; (b) as of the effective date of such sale or refinance, the Aggregate Revolver Outstandings shall not exceed the Borrowing Base (with Borrowing Base defined for purposes of this Section 12.19 as if the Eligible Acceptance Amount were $0).

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

“BORROWER”

AVIZA TECHNOLOGY, INC.

By:	/s/ Patrick C. O’Connor
Title:	Chief Financial Officer and Secretary

“LENDER”

BANK OF AMERICA, N.A.

By:	/s/ Stephen King
Title:	Vice President

S-1

ANNEX A

to

Credit Agreement

Definitions

1.                                       Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:

“Accounts” means all of the Borrower’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangibles (including a payment intangible).

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Bank for the account of the Borrower pursuant to agreement or overdrafts.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary of such Person, or (c) a merger or consolidation or any other combination with another Person.

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of the Borrower, the Borrower’s net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Financial Statements for such period, excluding any and all of the following included in such net income:  (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset; (c) earnings of any Person, substantially all the assets of which have been acquired by the Borrower in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which the Borrower has an ownership interest unless (and only to the extent) such earnings shall actually have been received by the Borrower in the form of cash distributions; (e) earnings of any Person to which assets of the Borrower shall have been sold, transferred or disposed of, or into which the Borrower shall have been merged, or which has been a party with the Borrower to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Borrower or from cancellation or forgiveness of Debt; and (g) gain arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction.

 “Adjusted Tangible Assets” means all of the Borrower’s domestic assets except: (a) deferred assets, other than (i) prepaid insurance, (ii) prepaid taxes, and (iii) deferred taxes; (b) Proprietary

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Rights and other similar intangibles; (c) Restricted Investments; (d) unamortized debt discount and expense; (e) assets of the Borrower constituting intercompany accounts; (f) fixed assets to the extent of any write up in the book value thereof resulting from a revaluation effective after the Closing Date.

“Adjusted Tangible Net Worth” means, at any date:  (a) the book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with GAAP) at which the Adjusted Tangible Assets would be shown on a balance sheet of the Borrower at such date prepared in accordance with GAAP, less (b) the amount at which the Borrower’s liabilities would be shown on such balance sheet, including as liabilities all reserves for contingencies and other potential liabilities which would be required to be shown on such balance sheet in accordance with GAAP.

“Administrative Fee” has the meaning specified in Section 2.7.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, five percent (5%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Guaranty” means that certain Guaranty, dated as of the Closing Date, by VPVP and/or its Affiliates in favor of Lender.

“Aggregate Revolver Outstandings” means, at any date of determination:  the sum of (a) the unpaid balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

“Agreement” means the Credit Agreement to which this Annex A is attached, as from time to time amended, modified or restated.

“Anniversary Date” means each anniversary of the Closing Date.

“Approved Foreign Account Debtor” means an Account Debtor which (i) is not a Domestic Account Debtor, and (ii) Lender has determined, in its sole discretion, is acceptable for purposes of including Accounts generated by it as Eligible Domestic Accounts in view of its creditworthiness and its having a significant operating presence in and assets in the United States of America.

“ATI” means Aviza Technology International, Inc., a Delaware corporation.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel engaged by the Lender, the reasonably allocated costs and expenses of internal legal services of the Lender.

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“Availability” means, at any time (a) the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base, minus (b) Reserves other than Reserves deducted in the calculation of the Borrowing Base, minus (c) in each case, the Aggregate Revolver Outstandings.

“Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.

“Bank Products” means any one or more of the following types of services or facilities extended to the Borrower by the Bank or any affiliate of the Bank in reliance on the Bank’s agreement to indemnify such affiliate:  (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements.

“Bank Product Reserves” means all reserves which the Lender from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).  Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.  Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

“Blocked Account Agreement” means an agreement among the Borrower, the Lender and a Clearing Bank, in form and substance reasonably satisfactory to the Lender, concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lender to the Borrower or the issuance of Letters of Credit hereunder.

“Borrowing Base” means, at any time, an amount equal to (a) the sum of the Revolver A Borrowing Base plus the Revolver B Borrowing Base, minus (b) Reserves from time to time established by the Lender in its reasonable credit judgment, without duplication of any Reserves already taken in calculating the Revolver B Borrowing Base.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or another form acceptable to the Lender) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Lender.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Lender; provided, that the Lender shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

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“Business Day” means any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California or Charlotte, North Carolina are required or permitted to be closed.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease.

“Capital Lease” means any lease of property by the Borrower which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of the Borrower.

“Change of Control” shall occur in the event that either (a) VPVP ceases to own, directly or indirectly, and control a number of shares of outstanding voting capital stock of the Borrower at least as great as the number of such shares that it owns as of the Closing Date; or (b) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) other than VPVP, owns, directly or indirectly, and controls more than the lesser of (i) 25% of the outstanding voting capital stock of the Borrower, or (ii) the percentage of the outstanding voting capital stock of the Borrower held by VPVP.

“Chattel Paper” means all of the Borrower’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.

“Clearing Bank” means the Bank or any other banking institution with whom a Payment Account has been established pursuant to a Blocked Account Agreement.

“Closing Date” means the date of this Agreement.

“Closing Fee” has the meaning specified in Section 2.4.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the Borrower’s real and personal property and all other assets of any Person from time to time subject to Lender’s Liens securing payment or performance of the Obligations.

“Commitment” means, at any time the principal amount set forth beside the Lender’s name under the heading “Commitment” on Schedule 1.2 attached to the Agreement and “Commitments” means, collectively, the aggregate amount of the commitments of the Lender.

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“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

 “Credit Support” has the meaning specified in Section 1.4(a).

“Debt” means, without duplication, all liabilities, obligations and indebtedness of the Borrower to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including (a) all Obligations; (b) all obligations and liabilities of any Person secured by any Lien on the Borrower’s property, even though the Borrower shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Borrower prepared in accordance with GAAP; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the Borrower, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Borrower prepared in accordance with GAAP; (d) all obligations and liabilities under Guaranties and (e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) 2% per annum.  Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.  In addition, the Default Rate shall result in an increase in the Letter of Credit Fee by 2 percentage points per annum.

“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of Borrower.

“Designated Account” has the meaning specified in Section 1.2(c).

“Dilution” means, for Borrower (as determined by the Lender at any time in its sole discretion), based upon the experience of the immediately prior 12 months, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, returns, rebates, promotional allowances, credits, or other dilutive items with respect to the Accounts of Borrower, by (b) the aggregate amount of cash collections from Borrower’s Accounts plus the amount in clause (a) for such period.

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“Dilution Reserve” means a reserve equal to (a) the total Dollar amount of Eligible Accounts of Borrower times two-tenths of one percentage point for each one-tenth of one percentage point by which Dilution is in excess of 7.5%.  By way of example, Dilution of 9.6% would require a Dilution Reserve of 4.2% of the amount of Borrower’s Eligible Accounts.

“Distribution” means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for, or other rights with respect to, such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition by such corporation of any capital stock (or any options or warrants for such stock) of such corporation.

“Documents” means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by the Borrower.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the United States.  Unless otherwise specified, all payments under the Agreements shall be made in Dollars.

“Domestic Account Debtor” means an Account Debtor which (i) maintains its chief executive office in the United States of America or Canada, and (ii) is organized under the laws of the United States of America or Canada or any state or province thereof.

“EBITDA” means, with respect to any fiscal period of the Borrower, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, interest expenses, Federal, state, local and foreign income taxes, depreciation and amortization.

“Eligible Acceptance Amount” means, with respect to any invoices that (a) evidence an Eligible Domestic Account or Eligible Foreign Account, and (b) contain “acceptance” billing or “retention” billing provisions (as those terms are used in the ordinary course of the Borrower’s business as conducted on the Closing Date), the portions of such invoices that are due following, and contingent upon, the Account Debtor’s acceptance of the goods shipped; provided, however, that no such portion shall be considered for eligibility hereunder if it remains outstanding more than 60 days after the Account Debtor’s acceptance of the goods related thereto.

“Eligible Accounts” means, collectively, Eligible Domestic Accounts and Eligible Foreign Accounts.

“Eligible Domestic Accounts” means the Accounts which the Lender in the exercise of its reasonable commercial discretion determines to be Eligible Domestic Accounts.  Without limiting the discretion of the Lender to establish other criteria of ineligibility, Eligible Domestic Accounts shall not, unless the Lender in its sole discretion elects, include any Account:

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(a)                                  with respect to which more than 90 days have elapsed since the date of the original invoice therefor (provided, however, that Lender may from time to time in the future, in its sole discretion, include as Eligible Accounts the Accounts owing by creditworthy Account Debtors for which as many as 110 days have elapsed since the date of the original invoice therefor or which is more than 60 days past due;

(b)                                 with respect to which any of the representations, warranties, covenants, and agreements contained in the Security Agreement are incorrect or have been breached;

(c)                                  with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)                                 which represents a progress billing (as hereinafter defined) or as to which the Borrower has extended the time for payment without the consent of the Lender; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the Borrower’s completion of any further performance under the contract or agreement;

(e)                                  with respect to which any one or more of the following events has occurred to the Account Debtor on such Account:  death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(f)                                    if 50% or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;

(g)                                 owed by an Account Debtor which is neither a Domestic Account Debtor nor an Approved Foreign Account Debtor, except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Lender in its discretion;

(h)                                 owed by an Account Debtor which is an Affiliate or employee of the Borrower;

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(i)                                     except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Lender’s Liens in such Account, or the Lender’s right or ability to obtain direct payment to the Lender of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(j)                                     owed by an Account Debtor to which the Borrower or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Lender to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k)                                  owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Lender’s Liens therein, have been complied with to the Lender’s satisfaction with respect to such Account;

(l)                                     owed by (i) any state, municipality or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Lender determines that its Lien therein is not or cannot be perfected, or (ii) the government of any foreign country or sovereign state, or of any state, province, municipality or other political subdivision thereof, or of any department, agency, public corporation or other instrumentality thereof;

(m)                               which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(n)                                 which is evidenced by a promissory note or other instrument or by chattel paper;

(o)                                 if the Lender believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(p)                                 with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(q)                                 which arises out of a sale not made in the ordinary course of the Borrower’s business;

(r)                                    with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

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(s)                                  owed by an Account Debtor which is obligated to the Borrower respecting Accounts the aggregate unpaid balance of which exceeds 10% (or 60% in the case of Account Debtors identified by the Lender in its sole discretion from time to time) of the aggregate unpaid balance of all Accounts owed to the Borrower at such time by all of the Borrower’s Account Debtors, but only to the extent of such excess;

(t)                                    which represents the sale of spare or replacement parts or demo machines, or the provision of maintenance/refurbishment services on installed systems; and

(u)                                 which is not subject to a first priority and perfected security interest in favor of the Lender.

Notwithstanding anything in the foregoing paragraphs (a) through (u) to the contrary, the fact that an invoice contains “acceptance” billing or “retention” billing provisions (as those terms are used in the ordinary course of the Borrower’s business as conducted on the Closing Date) shall not in and of itself render an Account ineligible under this definition, provided that the amount of any such Account that may be considered for eligibility under this definition shall exclude the portion that is due following, and contingent upon, the Account Debtor’s acceptance of the goods related thereto.  If any Account at any time ceases to be an Eligible Domestic Account, then such Account shall promptly be excluded from the calculation of Eligible Domestic Accounts.

“Eligible Foreign Accounts” mean Accounts which are owed by Account Debtors that are neither Domestic Account Debtors nor Approved Foreign Account Debtors, and which in all other respects constitute Eligible Accounts, provided that the amount of any such Account that may be considered for eligibility under this definition shall exclude the portion that is due following, and contingent upon, the Account Debtor’s acceptance of the goods related thereto.  If any Account at any time ceases to be an Eligible Foreign Account, then such Account shall promptly be excluded from the definition of Eligible Foreign Accounts.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for a Release or injury to the environment.

“Environmental Compliance Reserve” means any reserve which the Lender establishes in its reasonable discretion after prior written notice to the Borrower from time to time for amounts that are reasonably likely to be expended by the Borrower in order for the Borrower and its operations and property (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws, or (b) to correct any such material non-compliance identified in a report delivered to the Lender pursuant to Section 7.7.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such

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Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means all of the Borrower’s now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by the Borrower and all of the Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on

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such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Lender.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Lender pursuant to this Agreement.

“Fiscal Year” means the Borrower’s fiscal year for financial accounting purposes.  The current Fiscal Year of the Borrower will end on September 24, 2004.

“Fixed Assets” means the Equipment and Real Estate of the Borrower.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period of Borrower, the ratio of EBITDA to Fixed Charges.

“Fixed Charges” means, with respect to any fiscal period of the Borrower on a consolidated basis, without duplication, interest expense, Capital Expenditures (excluding Capital Expenditures funded with Debt other than Revolving Loans, but including, without duplication, principal payments with respect to such Debt), scheduled principal payments of Debt, and Federal, state, local and foreign income taxes, excluding deferred taxes.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

“General Intangibles” means all of the Borrower’s now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of the Borrower of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to the Borrower in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to the Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification,

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business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which the Borrower is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to the Borrower.

“Goods” means all “goods” as defined in the UCC, now owned or hereafter acquired by Borrower, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“HTR Product Line” means the right, title and interest of the Borrower in the assets necessary to the design, manufacture, installation, parts and maintenance of horizontal furnaces for batch configuration currently or previously marketed by the Borrower or its predecessors under the “Thermco”, “Silicon Valley Group”, “SVG”, “ASM Lithography” or “Aviza” names, as reflected by the Borrower’s current installed base for horizontal furnace products (“HTR”), and includes the PC MUX under development, and services related to the Borrower’s HTR horizontal furnaces, including HTR equipment, retrofits, parts, technical support, service and training, all as conducted by the Borrower.  The foregoing assets do not include Accounts or Real Property.

“Instruments” means all instruments as such term is defined in the UCC, now owned or hereafter acquired by the Borrower.

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“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

“Inventory” means all of the Borrower’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Borrower’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.

“Investment Property” means all of the Borrower’s right title and interest in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Japanese Subsidiary Debt” means the credit facility provided to Aviza Technology K.K., a Japanese company, as more particularly set forth in Schedule 6.9.

“Latest Projections” means:  (a) on the Closing Date and thereafter until the Lender receives new projections pursuant to Section 5.2(f), the projections of the Borrower’s financial condition, results of operations, and cash flows, for the period commencing on April 1, 2004 and ending on September 31, 2006 and delivered to the Lender prior to the Closing Date; and (b) thereafter, the projections most recently received by the Lender pursuant to Section 5.2(g).

“Lender” means the Bank, solely in its capacity as a lender.

“Lender’s Liens” means the Liens in the Collateral granted to the Lender, for the benefit of the Lender and Bank pursuant to this Agreement and the other Loan Documents.

“Lender-Related Persons” means the Lender, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Lender and such Affiliates.

“Letter of Credit” has the meaning specified in Section 1.4(a).

“Letter of Credit Fee” has the meaning specified in Section 2.6.

“Letter of Credit Issuer” means the Bank, any affiliate of the Bank or any other financial institution that issues any Letter of Credit pursuant to this Agreement.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by Borrower, including rights to payment or performance under a letter of credit, whether or not Borrower, as beneficiary, has demanded or is entitled to demand payment or performance.

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“Letter of Credit Subfacility” means $7,000,000.

“Lien” means:  (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.

“Loan Account” means, individually and collectively, the loan accounts of the Borrower, in respect of the Revolver A Facility and the Revolver B Facility, respectively, which accounts shall be maintained by the Lender; provided, however, that for the purposes of charges to the “Loan Account” pursuant to Section 3.7, Lender shall determine in its sole discretion to which of the aforementioned loan accounts such charges shall be made.

“Loan Documents” means this Agreement, the Security Agreement, the Mortgage, the Stock Pledge, the Subsidiary Stock Pledge, the VPVP Guaranty, any Subsidiary Guaranty, the Subsidiary Security Agreement, the Subordination Agreement and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Loans” means, collectively, all loans and advances provided for in Article 1.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower, the Collateral or any guarantor of the Obligations; (b) a material impairment of the ability of the Borrower or any Affiliate of Borrower to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maximum Revolver Amount” means $40,000,000.

“Mortgage” means and includes any and all of the mortgages, deeds of trust, deeds to secure debt, assignments and other instruments executed and delivered by the Borrower to or for the benefit of the Lender by which the Lender acquires a Lien on the Real Estate or a collateral assignment of the Borrower’s interest under leases of Real Estate, and all amendments, modifications and supplements thereto.

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“Mortgage Conditions” means the following conditions, all of which have to be satisfied before Lender has any obligation to make Revolving Loans supported by the Eligible Acceptance Amount under the Revolver B Borrowing Base:

(a)                                  The Lender shall have received a Mortgage respecting the Scotts Valley Real Estate executed by Borrower and in form and substance acceptable to Lender;

(b)                                 The Lender shall have received an ALTA title policy, in form and substance acceptable to Lender, with respect to such Mortgage;

(c)                                  The Lender shall have received such environmental reports as it may request with respect to any environmental conditions set forth on Schedule 6.16, which reports shall be in form and substance satisfactory to Lender; and

(d)                                 The Lender shall have received all documents and agreements evidencing the indemnification of Borrower by any predecessor-in-interest to the Real Estate with respect to any liabilities of Borrower arising from environmental conditions set forth on Schedule 6.16, which documents and agreements shall be in form and substance satisfactory to Lender.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by the Borrower or any ERISA Affiliate.

“Net Amount” with respect to any type of Eligible Accounts means, at any time, the gross amount of such type of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such type of Eligible Accounts.

“Notice of Borrowing” has the meaning specified in Section 1.2(b).

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrower to the Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrower hereunder or under any of the other Loan Documents.  “Obligations” includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit and (b) all debts, liabilities and obligations now or hereafter arising from or in connection with Bank Products.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

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“Participant” means any Person who shall have been granted the right by the Lender to participate in the financing provided by the Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to the Lender.

“Payment Account” means each bank account established pursuant to the Security Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited, and which is maintained in the name of the Lender or the Borrower, as the Lender may determine, on terms acceptable to the Lender.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Lender which have not yet been advanced.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements:  (i) the assets, Person, division or line of business to be acquired is primarily in a substantially similar or ancillary line of business as the Borrower, (ii) all transactions related to such Acquisition shall be consummated in accordance with applicable Requirements of Law, (iii) such Acquisition shall be non-hostile in nature, (iv) the prior, effective written consent or approval of such Acquisition by the board of directors or equivalent governing body or management having the appropriate level of authority of the acquiree is obtained, (v) with respect to any such Acquisition that is a merger or consolidation affecting the Borrower, Borrower shall be the surviving entity, and (vi) immediately after giving effect to such Acquisition:  (A) no Default or Event of Default exists or would result therefrom, and, for purposes of this clause, the Borrower shall deliver a certificate, signed by a Responsible Officer of the Borrower, demonstrating that the Borrower will continue to be in compliance with its financial covenants hereunder on a pro forma basis, taking such Acquisition into account, (B) 100% of the capital stock of any acquired or newly formed corporation, partnership, limited liability company or other business entity or, as the case may be, the assets, division or line of business acquired, is owned directly by the Borrower, (C) all actions required to be taken with respect to any such acquired or newly formed Subsidiary under Section 7.20 shall have been taken, and (D) with respect to any Acquisition where some or all of the consideration paid by the Borrower or any of its Subsidiaries is other than capital stock of the Borrower, (i) the aggregate amount of such consideration paid for all such Acquisitions since the Closing Date would not exceed $5,000,000 plus any new capital contributed to Borrower for the purpose of, and substantially concurrent with, any such Acquisition, and (ii) the Borrower would have Availability of not less than $12,000,000 (with all obligations of the Borrower and its Subsidiaries being current) after giving effect to any such Acquisition.

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“Permitted Liens” means:

(a)                                  Liens for taxes not delinquent or statutory Liens for taxes in an amount not to exceed $100,000 provided that the payment of such taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on Borrower’s books and records and a stay of enforcement of any such Lien is in effect;

(b)                                 the Lender’s Liens;

(c)                                  Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(d)                                 Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $100,000 in the aggregate;

(e)                                  Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Borrower’s business;

(f)                                    Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material Property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect;

(g)                                 Liens on the Scotts Valley Real Estate securing the Debt described in clause (e) of Section 7.13;

(h)                                 Liens on the assets of Aviza Technology K.K., a Japanese company, securing the Japanese Subsidiary Debt; and

(i)                                     Liens on the personal property assets of the Borrower and any Subsidiary in favor of VPVP securing the Borrower’s reimbursement obligations or such Subsidiary’s guaranty obligations owed to VPVP arising as a result of payments made by VPVP to the Lender under

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the VPVP Guaranty, so long as such Lien is subordinated to the Lender as set forth in the Subordination Agreement.

(j)                                     Liens on specific tangible assets where such assets are acquired in Permitted Acquisitions after the Closing Date; provided, that (A) such Liens existed at the time of the Permitted Acquisition and were not created in anticipation thereof, (B) any such Lien does not by its terms cover any assets after the time of the Permitted Acquisition which were not covered immediately prior thereto, and (C) any such Lien does not by its terms secure any Debt other than Debt existing immediately prior to the time of the Permitted Acquisition.

“Permitted Subsidiary Formation” means the creation of a new Subsidiary by the Borrower for which the Borrower may provide initial capital so long as, (a) at the time of the formation and capitalization of such Subsidiary, no Default or Event of Default exists or would result therefrom; (b) all of the conditions set forth in Section 7.20 have been met; (c) the aggregate amount of initial capital provided to all such new Subsidiaries by the Borrower for such purpose does not exceed $1,500,000 in any Fiscal Year; and (d) the aggregate amount of initial capital provided for the formation of any new Subsidiary by the Borrower for such purpose does not exceed $500,000; provided that the amount of any new capital contributed by VPVP to Borrower or any such new Subsidiary for the purpose of, and substantially concurrent with, the initial capitalization of such new Subsidiary shall not be counted toward calculating the limitations under clause (c).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Proprietary Rights” means all of the Borrower’s now owned and hereafter arising or acquired:  licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names and copyrights set forth on Schedule 6.12 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Real Estate” means all of the Borrower’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of the Borrower’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Reconveyance” has the meaning specified in Section 8.4.

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“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability or Eligible Accounts, established by Lender from time to time in Lender’s reasonable credit judgment.  Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of Lender’s credit judgment:  (a) the Bank Product Reserves, (b) a reserve for accrued, unpaid interest on the Obligations, (c) reserves for rent at leased locations subject to statutory or contractual landlord liens, (d) customs charges, (e) the Dilution Reserve, (f) warehousemen’s or bailees’ charges, and (g) the Environmental Compliance Reserve.

“Responsible Officer” means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Investment” means, as to the Borrower, any acquisition of property by the Borrower in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except the following:  (a) acquisitions of Equipment to be used in the business of the Borrower so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) acquisitions of Inventory in the ordinary course of business of the Borrower; (c) acquisitions of current assets acquired in the ordinary course of business of the Borrower; (d) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (e) acquisitions of certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000; (f) acquisitions of commercial paper given a rating of “A2” or better by Standard & Poor’s

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Corporation or “P2” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; (g) Hedge Agreements; and (h) Permitted Acquisitions.

“Revolver A” has the meaning specified in Section 1.1.

“Revolver A Borrowing Base” means (a) $20,000,000 minus (b) the Bank Products Reserves.

“Revolver B” has the meaning specified in Section 1.1.

“Revolver B Borrowing Base” means (a) the sum of (A) 85% of the Net Amount of Eligible Domestic Accounts, plus (B) 75% of the Net Amount of Eligible Foreign Accounts (provided that the aggregate Revolving Loans advanced against Eligible Foreign Accounts shall not exceed 10% of the Revolver B Borrowing Base), plus (C) from and after the date that the Mortgage Conditions have been met to the Lender’s satisfaction (but only if such date is not more than 90 days after the Closing Date) through and including the date on which the Mortgage on the Scotts Valley Real Estate has been released or reconveyed, 40% of the Eligible Acceptance Amount (provided that the aggregate Revolving Loans advanced against the Eligible Acceptance Amount shall not exceed $4,000,000), minus (b) Reserves from time to time established by the Lender in its reasonable credit judgment.

“Revolving Loans” has the meaning specified in Section 1.1.

“Scotts Valley Real Estate” means that certain Real Estate of Borrower commonly known as 440 King’s Village Road, Scotts Valley, California.

“Security Agreement” means the Security Agreement of even date herewith among Borrower and Lender.

“Settlement” and “Settlement Date” have the meanings specified in Section 12.15(a)(ii).

“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by the Borrower, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)                                  the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

(b)                                 the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)                                  it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

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(d)                                 it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Termination Date” means August 6, 2007.

“Stock Pledge” means that certain Stock Pledge, dated as of the Closing Date, between the Borrower and the Lender.

“Subordination Agreement” means the Subordination Agreement, dated as of the Closing Date, executed by VPVP in favor of Lender.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Subsidiary Guaranty” means the Guaranty from each domestic Subsidiary of the Borrower to the Lender.

“Subsidiary Security Agreement” means the Security Agreement of even date herewith among ATI and Lender.

“Subsidiary Stock Pledge” means that certain Stock Pledge, dated as of the Closing Date, between ATI and the Lender.

“Subsidiary Transaction” means, so long as in the ordinary course of the Borrower’s business consistent with practices established (and disclosed to the Lender) as of the Closing Date:  (a) the incurrence by the Borrower of accounts payable owing to its Subsidiaries and the incurrence by Borrower’s Subsidiaries of accounts payable owing to the Borrower or another Subsidiary, in each case in connection with provision of services or sales or returns of Inventory, (b) the payment and receipt of payment by the Borrower or Subsidiary, as applicable, of the accounts payable set forth in the foregoing clause (a) and the payment by the Borrower of operating expenses of the Borrower’s Subsidiaries, and (c) the making of intercompany advances by the Lender to one or more of its Subsidiaries; provided that (y) the Borrower shall not make any of the payments or advances described in the foregoing clauses (b) or (c) if a Default exists or would result therefrom and Lender has notified Borrower of such Default, or if an Event of Default then exists or would result therefrom, and (z) the Borrower shall not make any of the advances described in the foregoing clause (c) if the aggregate amount of all such advances outstanding at any one time would exceed $2,000,000.

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“Supporting Obligations” means all supporting obligations as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Lender such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Lender’s or each Lender’s net income in any the jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which the Lender is organized or maintains a lending office.

“Termination Date” means the earliest to occur of (i) the Stated Termination Date, (ii) the date the Total Facility is terminated either by the Borrower pursuant to Section 3.2 or by the Lender pursuant to Section 9.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Total Facility” has the meaning specified in Section 1.1.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of California or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Letter of Credit Subfacility” means an amount equal to $7,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 2.5.

“VPVP” means individually and collectively, VantagePoint Venture Partners (IV), L.P., a Delaware limited partnership and VantagePoint Venture Partners (IV)(Q), L.P., a Delaware limited partnership.

“VPVP Credit Facility” means that certain credit facility in the maximum amount of $110,000,000 provided to VPVP by Fleet National Bank and various other lenders pursuant to a Revolving Credit Agreement, dated as of December 28, 2000 by and among VPVP, Fleet National Bank, Union Bank of California, N.A. and First Republic Bank.

“VPVP Guaranty” means the Guaranty from VPVP to the Lender.

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2.                                       Accounting Terms.  Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

3.                                       Interpretive Provisions.  (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.

(c)                                  (i)                                     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)                                  The term “including” is not limiting and means “including without limitation.”

(iii)                               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(iv)                              The word “or” is not exclusive.

(d)                                 Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)                                  The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.

(f)                                    The Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)                                 For purposes of Section 9.1, a breach of a financial covenant contained in Sections 7.23-7.25 shall be deemed to have occurred as of any date of determination thereof by the Lender or as of the last day of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to the Lender.

(h)                                 The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Lender, the Borrower and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

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